UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation or organization)	Number)	Identification No.)

921 Bergen Avenue, Jersey City, New Jersey	07306
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)	(201) 420-2796

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 30, 2005, Wilshire Enterprises, Inc. (“Wilshire” or the “Company”), as the managing member of WO Grand Hotel, LLC (the “Seller”), entered into a definitive agreement (the “Purchase Agreement”) with 350 Pleasant Valley Hotel Associates, L.L.C., (the “Acquirer”) to sell the Wilshire Grand Hotel and Banquet Facility (the “Wilshire Hotel”) to the Acquirer for $12.75 million. The Acquirer is an investor group with which Wilshire had no prior relationship.

The Acquirer funded a $1.0 million deposit (the “$1.0 Million Deposit”) which is non-refundable except if the transaction fails to close due to the inability of the Seller to deliver title to the Acquirer. The closing is scheduled to occur by December 29, 2005 unless the closing date is extended by the Acquirer to a date no later than March 28, 2006. An extension of the closing beyond December 29, 2005 is subject to the Acquirer’s funding an additional $200,000 non-refundable deposit.

The Seller also entered into an agreement (the “Lease Agreement”) under which an affiliate of the Acquirer will lease the catering facility of the Wilshire Hotel from the Seller until the earlier of March 28, 2006 or the closing of the Wilshire Hotel purchase transaction. As a tenant of the catering facility, the Acquirer is obligated to pay the Seller for specified operating expenses such as common area charges, property taxes, utilities, and insurance.

The Acquirer is also obligated to complete certain improvements to the property, including repairing the roof, installing a new kitchen for the catering premises, and paving certain sections of the Wilshire Hotel’s parking lot (the “Improvements”). The Improvements are subject to the Seller’s approval. The Acquirer may submit to the Seller invoices of its expenses related to the Improvements for reimbursement from the Seller. Reimbursements shall be paid for by the Seller by drawing funds from the $1.0 Million Deposit provided by the Acquirer as part of the purchase agreement. If the purchase agreement is terminated as a result of a default by the Seller, the Seller is obligated to refund the $1.0 Million Deposit less any applicable deductions, and any Improvements shall be the property of the Seller. If the Acquirer defaults on the purchase of the Wilshire Hotel, then the Improvements automatically become the property of the Seller and the Acquirer will forfeit the balance of the $1.0 Million Deposit. If the Acquirer completes the purchase transaction, as currently expected, any reduction in the $1.0 Million Deposit as a result of the reimbursement of Improvements does not reduce the $12.75 million purchase price of the Wilshire Hotel; however, the remaining, unexpended portion of the $1.0 Million Deposit shall be retained by Seller and credited against the purchase price.

The previous operator of the Wilshire Hotel (the “Hotel Operator”) defaulted on its lease payments to Wilshire in January 2005. As previously reported, on June 2, 2005, Wilshire completed a restructuring effort which included the termination of two operating leases that existed with the Hotel Operator and the contribution of the Wilshire Hotel by the Company to a newly formed limited liability company, WO Grand Hotel, LLC. The leasehold mortgagor contributed its loan receivable of $11.9 million in exchange for an equity partnership in the WO Grand Hotel, LLC.

Wilshire currently expects that it should receive approximately $5.25 million, after the payment of expenses and retirement of debt, in net proceeds resulting from the sale of the Wilshire Hotel and that the Company will report a gain on the sale based on its current $4.9 million book value for the property. The Company believes that $5.25 million in net proceeds compares favorably to the cumulative lease payments of $2.1 million for the five-year period of 2005-2009 as set forth in the operating leases with the previous Hotel Operator. The Hotel Operator ceased making lease payments in January 2005.

A copy of the Purchase Agreement and Lease Agreement will be filed with the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WILSHIRE ENTERPRISES, INC.
(Registrant)
Date: October 25, 2005	By:	/s/ Daniel C. Pryor
Daniel C. Pryor President